                                                                    EXHIBIT 99.9

                             COMPENSATION AGREEMENT

               Agreement made as of the _______ day of ___________, 1998 by and between ISS Group, Inc., a Delaware corporation (the "Corporation"), and 1~ ("Optionee").

                               W I T N E S S E T H

               WHEREAS, in consideration for services performed by Optionee, the Corporation granted Optionee a stock option on , 199 to purchase 20,000 shares of the Corporation's Common Stock (the "Option") upon the terms and conditions set forth in the documentation evidencing such Option.

               NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

               1. The Corporation and Optionee acknowledge and agree that the Option is granted solely as compensation for services rendered the Corporation by Optionee and not for any capital-raising purposes or in connection with any capital-raising activities.

               2. The Option shall not be transferable or assignable except in connection with Optionee's death.

               3. This agreement is intended to constitute a written compensation contract within the meaning of (i) Rule 701 of the Securities Act of 1933, as amended and (ii) Rule 405 of Regulation C of the Rules promulgated under the Securities Act of 1933, as amended.

               4. This agreement is intended solely to memorialize the agreement and understanding which exists between Optionee and the Corporation concerning the grant of the Option. Nothing herein or in the documentation evidencing the Option is intended to provide Optionee with the right to remain in the Corporation's service for any specific period, and Optionee's services may be terminated at any time by the Corporation, for any reason, with or without cause.

               IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                                     ISS GROUP, INC.


                                     By:
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1~, Optionee                                   Authorized Officer